UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.   )

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Opus Genetics, Inc.

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Opus Genetics Files Definitive Proxy Statement and Sends Letter to
Stockholders Highlighting the Company’s Transformation and Progress

Board Comments on Misguided Campaign from Mina Sooch to Replace a Majority of Opus’ Directors and Promote a Flawed Strategy

Urges Stockholders to Vote on the BLUE Proxy Card FOR All Nine of the Company’s Nominees

RESEARCH TRIANGLE PARK, N.C., April 7, 2025 (GLOBE NEWSWIRE) -- Opus Genetics, Inc. (“Opus” or the “Company”) (Nasdaq: IRD), a clinical-stage ophthalmic biotechnology company developing gene therapies for the treatment of inherited retinal diseases (IRDs) and therapies for other ophthalmic disorders, today announced through a letter to Opus stockholders that it has mailed definitive proxy materials to stockholders in connection with the Company’s upcoming 2025 Annual Meeting of Stockholders (the “Annual Meeting”), scheduled to be held on April 30, 2025. Opus stockholders of record at the close of business on March 24, 2025 are eligible to vote at the Annual Meeting.

The Opus board of directors encourages stockholders to vote “FOR” all nine of Opus’ nominees on the BLUE proxy card.

The full text of the letter to Opus stockholders is copied below:

April 7, 2025

Dear Fellow Stockholder:

This year’s Annual Meeting of Stockholders (the “Annual Meeting”) of Opus Genetics, Inc. (“Opus” or the “Company”) is scheduled to be held on April 30, 2025. This meeting is a particularly important event that marks a pivotal point in the Company’s transformation and will establish our foundation for a successful future.

At the Annual Meeting, stockholders will have the opportunity to ratify a critical transaction that supports the Company’s new strategy, which is centered around a promising portfolio of gene therapy assets, and to elect a Board of Directors (the “Board”) that is fully committed to advancing this strategy. Detailed information about the transformational merger that the Company completed last year is included in the enclosed materials, along with background information on the candidates the Board has nominated to serve as your fiduciaries. We encourage you to review these materials carefully and vote today using the instructions on the BLUE proxy card.

Over the last two years, the Board has worked diligently to reposition the Company and set it on a path for success. In early 2023, Opus—then operating as Ocuphire Pharma, Inc. (“Ocuphire”)—faced significant challenges. One of its assets, APX3330, failed to meet its primary endpoint in a Phase 2 clinical trial, and its lead asset, Nyxol (now called RyzumviTM), had been fully out-licensed, limiting Ocuphire’s ability to manage its commercialization. With a product pipeline requiring significant additional capital, or over which it had limited, indirect control, Ocuphire was at a crossroads.

Recognizing these challenges, the Ocuphire board took prompt and decisive action to reposition the company for long-term growth. In April 2023, the Board terminated the employment of Ocuphire’s then-CEO Mina Sooch. Following a comprehensive search process, in November 2023, the Board appointed Dr. George Magrath, a highly accomplished pharmaceutical executive with extensive business, financial, and medical expertise, as its next CEO. The Board then worked closely with Dr. Magrath to build a strong executive team, appointing a Chief Financial Officer, Chief Operating Officer and Chief Scientific Officer—key leadership positions that Ms. Sooch failed to fill during her tenure.

The new management team, with the Board’s oversight, conducted a review of Ocuphire’s assets and strategy. With the support of an independent consulting firm, the Board and management team determined that the existing pipeline and products were unlikely to create value for stockholders; accordingly, the team evaluated the potential acquisition of over 50 assets and conducted in-depth scientific diligence on five companies. One company and its assets stood out.

Opus Genetics Inc. (“Legacy Opus”), then a private company, had developed a compelling pipeline of gene therapies for inherited retinal diseases (“IRDs”). These assets had generated promising early data, and management believed they held several advantages over Ocuphire’s legacy assets, including a defined pathway for seeking regulatory approvals (with the prospect of delivering nearer-term clinical milestones at significantly lower cost), potential to address significant unmet needs, and favorable economic opportunities, based on the potential therapeutic value of these treatments.

In October 2024, Ocuphire announced the acquisition of Legacy Opus through a combination of common stock and convertible preferred stock and adopted the Opus Genetics name to reflect its new strategy and focus. At the upcoming Annual Meeting, stockholders of the combined company are being asked to approve the conversion of the preferred shares into common shares, which will enable the Company to advance its new plan with a unified capital structure to better align the interests of all stockholders.

In addition to revitalizing its portfolio with promising new assets, the Company also strengthened its Board in connection with the acquisition with the appointment of three exceptional directors—Dr. Benjamin R. Yerxa, Dr. Jean Bennett and Dr. Adrienne Graves—each of whom has played a critical role in founding and leading clinical development programs at successful biotechnology companies. At this year’s Annual Meeting, Opus is nominating these three directors, along with six others who have been instrumental in driving the Company’s transformation over the last two years, for election to the Board.

Our director candidates are dedicated and experienced. They have been founders, executives and directors at prominent healthcare companies, and they possess deep expertise in areas that are important to our business, including ophthalmology, clinical development, finance and capital management and intellectual property.

With a new leadership team, a compelling strategy, a strengthened pipeline and a refreshed Board, we believe Opus is well positioned for the future.

Other investors have demonstrated their support for our new strategy and leadership team. We recently completed a public offering and concurrent private placement, raising $21.5 million in capital from top-tier healthcare investors led by Perceptive Advisors and Nantahala Capital Management, which is a strong indication of the promise of our portfolio and confidence in our strategic direction.

Despite what we believe is clear progress, Ocuphire’s former CEO, Mina Sooch, has nominated herself and five other individuals for election to the Board in an effort to replace a majority of the Board. Ms. Sooch’s candidates are longstanding associates of hers who we believe are neither impartial nor qualified to serve Opus stockholders’ best interests. Ms. Sooch’s nominees lack meaningful experience in, and knowledge of, ophthalmology, biotechnology and preclinical and clinical development, all of which are critical to the Company to deliver value for its stockholders and patients. We believe Ms. Sooch selected her nominees because she can depend on them, if they are elected, to support and promote her parochial interests to gain control of the Company and pursue her own agenda.

Ms. Sooch has made clear her opposition to our gene therapy-focused strategy and has advocated for a return to her prior plan, which we believe is unworkable. This plan includes prioritizing the development of APX3330—an asset that we expect will require significant additional investment and identification of a strategic partner—and the out-licensed Phentolomine Ophthalmic Solution program over which the Company has limited, indirect control and which has generated modest sales to date. We do not believe Ms. Sooch’s strategy is in the best interests of stockholders, and, in our view, the election of Ms. Sooch’s nominees would take Opus backward.

To ensure the continuation of Opus’ momentum and progress, the Board urges stockholders to vote “FOR” all nine of the Company’s nominees, and “WITHHOLD” on each of Ms. Sooch’s nominees, on the BLUE proxy card. We also encourage stockholders to vote “FOR” the proposal to approve the conversion of the Company’s preferred stock into common stock (Proposal Four).

Stockholders who have any questions or need assistance voting their shares should contact the Company’s proxy solicitor, Sodali & Co., at (203) 658-9400 or IRD@info.sodali.com.

Sincerely,

The Opus Genetics, Inc. Board of Directors

Additional Information and Where to Find It

In connection with the Company’s Annual Meeting, the Company has filed with the U.S. Securities and Exchange Commission (“SEC”) and commenced mailing to the stockholders of record entitled to vote at the Annual Meeting a definitive proxy statement and other documents, including a BLUE proxy card. STOCKHOLDERS ARE ENCOURAGED TO READ THE DEFINITIVE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) FILED BY THE COMPANY AND ALL OTHER RELEVANT DOCUMENTS WHEN FILED WITH THE SEC AND WHEN THEY BECOME AVAILABLE BECAUSE THOSE DOCUMENTS WILL CONTAIN IMPORTANT INFORMATION. Investors and other interested parties will be able to obtain the documents free of charge at the SEC’s website, www.sec.gov, or from the Company at its website: https://ir.opusgtx.com/sec-filings.

Certain Information Regarding Participants in the Solicitation

The Company, its directors and certain of its executive officers will be participants in the solicitation of proxies from the Company’s stockholders in connection with the Annual Meeting. The names of these directors and executive officers and their respective direct and indirect interests, by security holdings or otherwise, in the Company are set forth in the Company’s definitive proxy statement filed with the SEC on April 2, 2025.

Forward-Looking Statements

This letter contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements concerning the Annual Meeting, data from and future enrollment for our clinical trials and our pipeline of additional indications.

These forward-looking statements relate to us, our business prospects and our results of operations and are subject to certain risks and uncertainties posed by many factors and events that could cause our actual business, prospects and results of operations to differ materially from those anticipated by such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those described under the heading “Risk Factors” included in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2024 and in our other filings with the U.S. Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this letter. In some cases, you can identify forward-looking statements by the following words: “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “aim,” “may,” “ongoing,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “would” or the negative of these terms or other comparable terminology, although not all forward-looking statements contain these words. We undertake no obligation to revise any forward-looking statements in order to reflect events or circumstances that might subsequently arise.

These forward-looking statements are based upon our current expectations and involve assumptions that may never materialize or may prove to be incorrect. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of various risks and uncertainties, including, without limitation:

●	Our ability to successfully integrate the business of former Opus Genetics Inc. and manage our expanded combined product pipeline;
●	Our ability to develop and obtain regulatory approval for newly acquired gene therapies to treat inherited retinal diseases;
●	Our ability to obtain and maintain orphan drug designation or rare pediatric disease designation for our current and future product candidates;
●	The success and timing of regulatory submissions and pre-clinical and clinical trials, including enrollment and data readouts;
●	Regulatory requirements or developments;
●	Changes to or unanticipated events in connection with clinical trial designs and regulatory pathways;
●	Delays or difficulties in the enrollment of patients in clinical trials;
●	Substantial competition, including from generic versions of our product candidates;
●	Rapid technological change;
●	Our development of sales and marketing infrastructure;
●	Future revenue losses and profitability;
●	Changes in capital resource requirements;

●	Risks related to our inability to obtain sufficient additional capital to continue to advance our product candidates and our preclinical programs;
●	Domestic and worldwide legislative, regulatory, political and economic developments;
●	Our dependency on key personnel;
●	Changes in market opportunities and acceptance;
●	Reliance on third parties to conduct our clinical trials and supply and manufacture drug supplies;
●	Future, potential product liability and securities litigation;
●	System failures, unplanned events, or cyber incidents;
●	The substantial number of shares subject to potential issuance associated with our equity line of credit arrangement;
●	Risks that our licensing or partnership arrangements may not facilitate the commercialization or market acceptance of our product candidates;
●	Future fluctuations in the market price of our common stock;
●	Actions by activist stockholders;
●	The success and timing of commercialization of any of our product candidates;
●	Obtaining and maintaining our intellectual property rights; and
●	The success of mergers and acquisitions.

The foregoing review of important factors that could cause actual events to differ from expectations should not be construed as exhaustive. Readers are urged to carefully review and consider the various disclosures made by us in our reports filed with the Securities and Exchange Commission that advise interested parties of the risks and factors that may affect our business. All forward-looking statements contained in this letter speak only as of the date on which they were made. We undertake no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.